Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER FISCAL 2021 RESULTS
TULSA, OK – February 8, 2021 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its second quarter of fiscal 2021.
Key highlights:
•Generated cash flow from operations of $20.8 million in the quarter and fully repaid outstanding debt, ended the quarter with cash of $93.5 million
•Second quarter revenue was $167.5 million, reflecting the continued impact of the pandemic and related market disruptions
•Second quarter loss per fully diluted share of $0.17, adjusted loss per fully diluted share of $0.03(1)
•Achieved annualized cost savings of $60 million, or 25%, across construction overhead and SG&A
•Project awards of $111.8 million in the quarter resulting in backlog of $622.8 million; expectations for increasing project awards in second half of fiscal year
•Entered into Memorandum of Understanding with Chart Industries to develop and market turnkey hydrogen solutions as part of our longer-term diversification strategy of providing services to the growing clean energy market
“As expected, second quarter results were affected by the continued impact of COVID-19 on our end markets, including client business uncertainty, additional safety protocols implemented to protect employee health, energy demand destruction, and a global economic slowdown. These impacts resulted in reduced revenue and is continuing to disrupt the timing of awards from what is otherwise a strong opportunity pipeline,” said Matrix Service Company president and CEO John R. Hewitt.

“We expect improvement as we move through the second half of the fiscal year. Additionally, bidding opportunities, especially in key strategic areas including small to mid-size LNG facilities, electrical infrastructure, thermal vacuum chambers, rare earth metals and minerals, and hydrogen are robust and speak to the diversification of our business as well as the strategic shift we have taken as the transition to cleaner energy accelerates. Our strong financial position, combined with a leaner organization, position us to create value for our shareholders as we serve the evolving infrastructure needs of our customers in both the near- and long-term.”
Update on Company Response to COVID-19 Pandemic
Throughout the course of the COVID-19 pandemic, the Company's top priority has been to maintain a safe working environment for all office and field employees, customers and business partners. As the world continues to recover from this pandemic, our project teams, in coordination with our clients, continue to operate under enhanced work processes to integrate guidance from governmental agencies and leading health organizations to protect the health and safety of everyone on our job sites while maintaining productivity.
Over the last year, the Company has reduced its cost structure in excess of $60 million, or approximately 25%, with a third of those reductions related to SG&A and the rest related to construction overhead, which is included in cost of revenue on the income statement. Even with these dramatic reductions in construction overhead, the current revenue levels will not allow for complete recovery which reduces the gross margin. However, based on our opportunity pipeline and the strength we see returning to the business, the current adjusted overhead levels are appropriate. While the Company will continue to manage our cost structure, we are now focused on rebuilding our backlog and revenue volume.

Second Quarter Fiscal 2021 Results
Consolidated
Consolidated revenue was $167.5 million for the three months ended December 31, 2020, compared to $318.7 million in the same period in the prior fiscal year. On a segment basis, revenue decreased for the Process and Industrial Facilities and Storage and Terminal Solutions segments by $91.6 million, and $62.5 million, respectively. These decreases were partially offset by an increase in the Utility and Power Infrastructure segment of $2.9 million.
Consolidated gross profit decreased to $15.3 million in the three months ended December 31, 2020 compared to $30.0 million in the same period in the prior fiscal year. Gross margin decreased to 9.1% in the three months ended December 31, 2020 compared to 9.4% in the same period in the prior fiscal year. Despite generally strong project execution, gross margins in fiscal 2021 were lower than fiscal 2020 due to lower than forecasted volumes, which led to higher under recovery of construction overhead costs.
Consolidated SG&A expenses were $16.7 million in the three months ended December 31, 2020 compared to $23.2 million in the same period a year earlier. The decrease is primarily attributable to cost reductions implemented throughout the past year and lower incentive compensation.
In connection with these cost reductions, the Company recorded $5.0 million of restructuring costs in the three months ended December 31, 2020.
For the three months ended December 31, 2020, we had a net loss of $4.6 million, or $0.17 per fully diluted share, compared to a net loss of $28.0 million, or $1.04 per fully diluted share, in the three months ended December 31, 2019. For the three months ended December 31, 2020, the adjusted net loss was $0.8 million, or $0.03 per fully diluted share, compared to adjusted net income of $5.2 million, or $0.19 per fully diluted share, in the three months ended December 31, 2019 (1).
Utility and Power Infrastructure
Revenue for the Utility and Power Infrastructure segment was $52.0 million in the three months ended December 31, 2020 compared to $49.2 million in the same period a year earlier. The increase is due to a higher volume of LNG utility peak shaving work, partially offset by lower volumes of power work. The segment gross margin was 10.8% in fiscal 2021 compared to (2.5)% in fiscal 2020. The fiscal 2021 segment gross margin was positively impacted by strong project execution, partially offset by under recovery of construction overhead costs.
In the Utility and Power Infrastructure segment, performance in the power delivery portion continues to be strong on reduced revenue, however bidding activity is strong, and we expect project awards to improve as we move through the fiscal year. Similarly, our LNG peak shaving projects are performing well and the opportunity pipeline for future projects is strong, however those awards, while significant, can be less frequent. We are optimistic that the priorities of the new presidential administration will lead to increased opportunities in this segment.
Process and Industrial Facilities
Revenue for the Process and Industrial Facilities segment was $51.3 million in the three months ended December 31, 2020 compared to $142.9 million in the same period a year earlier. The decrease is primarily due to our strategic exit from the domestic iron and steel industry in the third quarter of fiscal 2020, completion of a major capital project, lower volumes of midstream gas projects, and reduced refinery turnaround and maintenance work. The segment gross margin was 15.3% for the three months ended December 31, 2020 compared to 9.7% in the same period last year. Segment gross margin in the second quarter of fiscal 2021 was positively impacted by strong project execution. Under recovery of construction overhead costs in fiscal 2021 was offset by the positive impact of a one-time workers compensation item.
In the Process and Industrial Facilities segment, overall the short-term impact of the global pandemic on the Company's refinery turnaround and maintenance operations has moderated while maintenance volumes in locations where we have a permanent presence has returned to normal. However, some refiners continue to delay or reduce discretionary maintenance and capital spending. We expect some improvement in the Spring turnaround cycle.
During the second quarter of fiscal 2021, our focus to expand services in the midstream gas market was rewarded with a key contract for a natural gas pipeline compressor station upgrade. In addition, we continue to see strong demand for thermal vacuum chambers, as well as increasing opportunities in mining and minerals and chemicals.

Storage and Terminal Solutions
Revenue for the Storage and Terminal Solutions segment was $64.2 million in the three months ended December 31, 2020 compared to $126.6 million in the same period a year earlier. The decrease in segment revenue is primarily a result of lower volumes of crude oil tank and terminal capital work and repair and maintenance work. In the current quarter the gross margin was 2.9% compared to 14.2% in the same quarter a year earlier. Despite the majority of the segment executing at a high level, two items negatively impacted the current quarterly gross margin. First, the low revenue volume resulted in the under recovery of construction overhead costs, and secondly the Company incurred an increase in expected costs to complete the construction of a large crude terminal. The Company has achieved mechanical completion, is demobilizing from the site, and working through final closeout and change orders with the client.
In the Storage and Terminal Solutions segment, we have seen deferrals in award dates and lengthening award cycles as a result of the COVID-19 pandemic and its disruption of global energy demand. Opportunities in crude oil tanks and terminals are limited, however, this segment also includes a strong funnel of opportunities in North America, Central America and the Caribbean for storage infrastructure projects related to natural gas, LNG, ammonia, renewable energy, and NGLs that support clean energy initiatives and chemical feed stocks.
Six Month Fiscal 2021 Results
Consolidated revenue was $350.2 million for the six months ended December 31, 2020, compared to $656.8 million in the same period in the prior fiscal year. On a segment basis, revenue decreased for the Process and Industrial Facilities and Storage and Terminal Solutions segments by $200.6 million, and $121.8 million, respectively. These decreases were partially offset by an increase in the Utility and Power Infrastructure segment of $15.8 million.
Consolidated gross profit decreased to $29.7 million in the six months ended December 31, 2020 compared to $62.5 million in the same period in the prior fiscal year. Gross margin decreased to 8.5% in the six months ended December 31, 2020 compared to 9.5% in the same period in the prior fiscal year. Despite generally strong project execution, gross margins in the first half of fiscal 2021 were lower than fiscal 2020 due to lower than forecasted volumes, which led to higher under recovery of construction overhead costs.
Consolidated SG&A expenses were $34.9 million in the six months ended December 31, 2020 compared to $46.9 million in the same period a year earlier. The decrease is primarily attributable to cost reductions implemented throughout the past year and lower incentive compensation.
In connection with these cost reductions, the Company recorded $4.7 million of restructuring costs in the six months ended December 31, 2020.
For the six months ended December 31, 2020, we had a net loss of $7.6 million, or $0.29 per fully diluted share, compared to a net loss of $21.9 million, or $0.81 per fully diluted share, in the six months ended December 31, 2019. For the six months ended December 31, 2020, the adjusted net loss was $4.1 million, or $0.16 per fully diluted share, compared to adjusted net income of $11.4 million, or $0.41 per fully diluted share, in the six months ended December 31, 2019 (1).
Income Tax Expense
Our effective tax rates for the three and six months ended December 31, 2020 were 20.9% and 11.0%, respectively. The effective tax rate in fiscal 2021 was negatively impacted by deferred tax asset adjustments of $0.2 million and $1.2 million during the three and six months ended December 31, 2020, respectively. The Company estimates that its fiscal 2021 effective tax rate will be approximately 27% for the remainder of the year.
Backlog
Backlog at December 31, 2020 was $622.8 million. The quarterly and year-to-date book-to-bill ratios were 0.7 and 0.6 on project awards of $111.8 million and $214.5 million, respectively.
Financial Position
During the quarter the Company generated $20.8 million of cash flow from operations and paid off outstanding debt of $9.4 million. At December 31, 2020 the Company had total liquidity of $126.9 million, which includes $33.4 million of availability under the credit facility and a cash balance of $93.5 million. The Company had no debt at December 31, 2020.

Non-GAAP Financial Measure
(1) Adjusted earnings (loss) per share is a non-GAAP financial measure which excludes the financial impact of certain impairment charges, restructuring costs and tax reserves. In the three and six months ended December 31, 2020, earnings were adjusted for restructuring costs only. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to earnings per share.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, February 9, 2021 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

Dial in - Toll-Free: 1-888-660-6127
Dial in - Toll: 1-973-890-8355
Audience Passcode: 6676476
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top 100 Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenue	$167,468	$318,677	$350,239	$656,774
Cost of revenue	152,155	288,676	320,576	594,308
Gross profit	15,313	30,001	29,663	62,466
Selling, general and administrative expenses	16,724	23,165	34,852	46,856
Goodwill and other intangible asset impairments	—	38,515	—	38,515
Restructuring costs	5,045	—	4,725	—
Operating loss	(6,456)	(31,679)	(9,914)	(22,905)
Other income (expense):
Interest expense	(358)	(444)	(733)	(833)
Interest income	38	417	71	891
Other	973	396	2,006	399
Loss before income tax benefit	(5,803)	(31,310)	(8,570)	(22,448)
Benefit from federal, state and foreign income taxes	(1,212)	(3,302)	(942)	(591)
Net loss	$(4,591)	$(28,008)	$(7,628)	$(21,857)

Basic loss per common share	$(0.17)	$(1.04)	$(0.29)	$(0.81)
Diluted loss per common share	$(0.17)	$(1.04)	$(0.29)	$(0.81)
Weighted average common shares outstanding:
Basic	26,489	26,925	26,377	26,930
Diluted	26,489	26,925	26,377	26,930

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2020	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$93,481	$100,036
Accounts receivable, less allowances (December 31, 2020—$853 and June 30, 2020—$905)	151,068	160,671
Costs and estimated earnings in excess of billings on uncompleted contracts	41,398	59,548
Inventories	6,764	6,460
Income taxes receivable	4,287	3,919
Other current assets	7,769	4,526
Total current assets	304,767	335,160
Property, plant and equipment at cost:
Land and buildings	43,243	42,695
Construction equipment	94,893	94,154
Transportation equipment	52,182	55,864
Office equipment and software	42,143	39,356
Construction in progress	2,065	4,427
Total property, plant and equipment - at cost	234,526	236,496
Accumulated depreciation	(158,774)	(155,748)
Property, plant and equipment - net	75,752	80,748
Operating lease right-of-use assets	18,308	21,375
Goodwill	60,605	60,369
Other intangible assets, net of accumulated amortization	7,743	8,837
Deferred income taxes	6,815	5,988
Other assets	5,920	4,833
Total assets	$479,910	$517,310

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2020	June 30, 2020
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$51,269	$73,094
Billings on uncompleted contracts in excess of costs and estimated earnings	62,244	63,889
Accrued wages and benefits	16,373	16,205
Accrued insurance	7,795	7,301
Operating lease liabilities	5,359	7,568
Other accrued expenses	7,087	7,890
Total current liabilities	150,127	175,947
Deferred income taxes	75	61
Operating lease liabilities	17,521	19,997
Borrowings under senior secured revolving credit facility	—	9,208
Other liabilities	7,898	4,208
Total liabilities	175,621	209,421
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2020 and June 30, 2020; 26,502,960 and 26,141,528 shares outstanding as of December 31, 2020 and June 30, 2020	279	279
Additional paid-in capital	133,957	138,966
Retained earnings	198,774	206,402
Accumulated other comprehensive loss	(7,150)	(8,373)
	325,860	337,274
Less: Treasury stock, at cost — 1,385,257 shares as of December 31, 2020, and 1,746,689 shares as of June 30, 2020	(21,571)	(29,385)
Total stockholders' equity	304,289	307,889
Total liabilities and stockholders’ equity	$479,910	$517,310

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gross revenue
Utility and Power Infrastructure	$52,023	$49,155	$112,694	$96,882
Process and Industrial Facilities	51,747	143,769	98,475	299,221
Storage and Terminal Solutions	65,434	128,008	143,030	264,009
Total gross revenue	$169,204	$320,932	$354,199	$660,112
Less: Inter-segment revenue
Process and Industrial Facilities	$485	$886	$1,282	$1,461
Storage and Terminal Solutions	1,251	1,369	2,678	1,877
Total inter-segment revenue	$1,736	$2,255	$3,960	$3,338
Consolidated revenue
Utility and Power Infrastructure	$52,023	$49,155	$112,694	$96,882
Process and Industrial Facilities	51,262	142,883	97,193	297,760
Storage and Terminal Solutions	64,183	126,639	140,352	262,132
Total consolidated revenue	$167,468	$318,677	$350,239	$656,774
Gross profit (loss)
Utility and Power Infrastructure	$5,597	$(1,226)	$12,510	$(1,394)
Process and Industrial Facilities	7,864	13,838	11,523	27,428
Storage and Terminal Solutions	1,852	18,026	5,630	37,768
Corporate	—	(637)	—	(1,336)
Total gross profit	$15,313	$30,001	$29,663	$62,466
Selling, general and administrative expenses
Utility and Power Infrastructure	$2,576	$2,778	$4,798	$5,410
Process and Industrial Facilities	3,387	7,385	7,437	14,323
Storage and Terminal Solutions	3,919	6,791	9,062	13,777
Corporate	6,842	6,211	13,555	13,346
Total selling, general and administrative expenses	$16,724	$23,165	$34,852	$46,856
Intangible asset impairments and restructuring costs
Utility and Power Infrastructure	$812	$24,900	$823	$24,900
Process and Industrial Facilities	3,364	13,615	2,864	13,615
Storage and Terminal Solutions	641	—	654	—
Corporate	228	—	384	—
Total asset impairments and restructuring costs	$5,045	$38,515	$4,725	$38,515
Operating income (loss)
Utility and Power Infrastructure	$2,209	$(28,904)	$6,889	$(31,704)
Process and Industrial Facilities	1,113	(7,162)	1,222	(510)
Storage and Terminal Solutions	(2,708)	11,235	(4,086)	23,991
Corporate	(7,070)	(6,848)	(13,939)	(14,682)
Total operating loss	$(6,456)	$(31,679)	$(9,914)	$(22,905)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding is high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2020:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of September 30, 2020	$233,463	$150,590	$294,374	$678,427
Project awards	16,772	58,100	36,942	111,814
Revenue recognized	(52,023)	(51,262)	(64,183)	(167,468)
Backlog as of December 31, 2020	$198,212	$157,428	$267,133	$622,773
Book-to-bill ratio(1)	0.3	1.1	0.6	0.7

(1)Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the six months ended December 31, 2020:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2020	$272,816	$145,725	$339,924	$758,465
Project awards	38,090	108,896	67,561	214,547
Revenue recognized	(112,694)	(97,193)	(140,352)	(350,239)
Backlog as of December 31, 2020	$198,212	$157,428	$267,133	$622,773
Book-to-bill ratio(1)	0.3	1.1	0.5	0.6

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures
In order to more clearly depict the core profitability of the Company, the following table presents our net income (loss) and earnings (loss) per fully diluted share for the three and six months ended December 31, 2020 and 2019 after adjusting for restructuring costs, impairments and the tax impacts of these adjustments and other net tax items:

Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss, as reported	$(4,591)	$(28,008)	$(7,628)	$(21,857)
Restructuring costs incurred	5,045	—	4,725	—
Goodwill and intangible asset impairments	—	38,515	—	38,515
Tax impact of adjustments and other net tax items	(1,299)	(5,275)	(1,217)	(5,275)
Adjusted net income (loss)	$(845)	$5,232	$(4,120)	$11,383

Loss per fully diluted share, as reported	$(0.17)	$(1.04)	$(0.29)	$(0.81)
Adjusted earnings (loss) per fully diluted share	$(0.03)	$0.19	$(0.16)	$0.41

(1)This table presents non-GAAP financial measures of our adjusted net income (loss) and adjusted diluted earnings (loss) per common share for the three and six months ended December 31, 2020 and 2019. The most directly comparable GAAP financial measures are net loss and diluted loss per common share, respectively, presented in the condensed consolidated statements of income. We have presented these non-GAAP financial measures because we believe they more clearly depict the core operating results of the Company during the periods presented and provide a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted net income (loss) and adjusted diluted earnings (loss) per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.